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LOGO INDUSTRIAL SCIENTIFIC


Date:     August 13, 1998
Release:  Immediate
Contact:  James P. Hart, Vice President Finance
          Chief Financial Officer
          412-490-1843


                  INDUSTRIAL SCIENTIFIC CORPORATION ANNOUNCES
             THIRD QUARTER DIVIDEND OF FIVE CENTS ($.05) PER SHARE

PITTSBURGH, PA -- Industrial Scientific Corporation (NASDAQ/NM symbol: ISCX ) today announced that the Board of Directors declared a dividend of Five Cents a share ($.05) payable on September 1, 1998, to stockholders on record as of August 24, 1998.

Headquartered in Oakdale, Pennsylvania, Industrial Scientific Corporation designs, manufactures and sells gas monitoring instruments, systems and other technical products for the preservation of life and property.


 ISO9001
CERTIFIED
                            O U R    M I S S I O N
Design-Manufacture-Sell: The highest quality products for the preservation of life and property
                   Provide: Best customer service available